                                                                     EXHIBIT 2.7

                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT made the 1st day of December, 1996 BETWEEN: MERIDIAN GOLD COMPANY (hereinafter referred to as the "Company") OF THE FIRST PART and EDWARD
H. COLT (hereinafter referred to as the "Executive") OF THE SECOND PART (hereinafter collectively referred to as the "Parties").

        WHEREAS the Company wishes to retain the services of the Executive and the Executive wishes to be retained by the Company on the terms and conditions specified herein;

        AND WHEREAS the Company and the Executive desire to enter into a written agreement which contains the agreed-upon terms and conditions of employment;

        NOW THEREFORE for the good and valuable consideration of the mutual covenants and agreements hereinafter contained, the Parties mutually covenant and agree as follows:

        Employment
        ----------

        The Company hereby agrees to employ the Executive in the position of Vice-President, Finance and Chief Financial Officer, and the Executive hereby accepts such employment.

        The Executive shall serve the Company in the capacity of Vice-President, Finance and Chief Financial Officer to perform such duties and exercise such powers as may be reasonably required of him or be vested in him by the Board of Directors of the Company. During his employment hereunder, the Executive shall devote his full time and attention and exert his best efforts, knowledge, skill and energy to his employment hereunder and will not, without the prior written consent of the Board of Directors, assume other employment or engage in any other business. The Executive shall report to the President.

        Term     -
        ----

        The term of the Executive's employment shall commence on December 1, 1996 and shall, upon written notice from one party to the other given no later than June 1, 2001, terminate on December 1, 2001, unless terminated sooner pursuant to Paragraph 7.

        If neither party gives to the other notice of termination pursuant to subparagraph 1.3(a) above, the term of the Executive's employment shall be automatically renewed for a second term, which shall automatically terminate on December 1, 2006, unless terminated sooner pursuant to Paragraph 7.

        Compensation
        ------------

        Base Salary - During the first year of his employment, the Executive
        -----------
shall receive an annual base salary of U.S. $125,000 (less required statutory and other deductions authorized by the Executive), which base salary shall be paid in accordance with the Company's normal payroll practices. The Executive's base salary shall be reviewed by the Compensation Committee of the Board of Directors on an annual basis thereafter. Any adjustment to the Executive's base salary shall be determined in the sole discretion of the Board of Directors of the Company ("Board of Directors") based on the recommendations of the Compensation Committee.

        Bonus - If the Board of Directors of the Company determines to establish
        -----
a bonus plan for any of its employees, the Executive shall be entitled to participate in such bonus plan in accordance with its terms.

        Stock Options - If the Board of Directors of the Company determines to
        -------------
establish a stock option plan for any of its employees, the Executive shall be entitled to participate in such stock option plan in accordance with its terms.
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                                     - 2 -

        Benefits and Vacation
        ---------------------

        While employed by the Company, the Company shall make available to the Executive the benefits under the Company's employee benefits program which, in its sole discretion, it makes available to other employees of the Company from time to time. These benefits include, without limitation, participation in the Company Salaried Employees' Retirement Plan (the "Pension Plan") and Salaried Employees' Equivalent Retirement Plan (collectively the "Retirement Plans").

        While employed by the Company:

        the Executive shall be entitled to four weeks' vacation per year, to be scheduled at the mutual convenience of the Parties; and

        the Executive shall be entitled to the regular holidays schedule recognized by the Company location at which he works.

        Other Executive Benefits
        ------------------------

        The Executive shall participate in the supplementary benefits made available by the Company generally to its employees from time to time.

        Reimbursement of Expenses
        -------------------------

        The Executive shall be reimbursed for all expenses incurred by him in compliance with Company policies, as may be modified from time to time.

        Officer of the Company
        ----------------------

        So long as the Board of Directors, in its sole discretion, shall desire, the Executive shall serve as a officer of the Company or any subsidiary or affiliate, without any additional remuneration to the Executive.

        Termination
        -----------

        In the event the Executive's employment with the Company is terminated by reason of the Executive's death,

        by reason of the Executive becoming Permanently Disabled as described in subparagraph 7.3, or for Cause,

then except as otherwise provided in subparagraphs 3.1, 3.2, and 7.3, all obligations of the Company hereunder shall terminate. If the Executive's employment with the Company shall terminate for Cause, or due to death, disability or Voluntary Termination, any portion of his fixed salary pursuant to subparagraph 2.1 which is earned but unpaid as of the date of termination shall be paid to the Executive, or his designated beneficiary in the event of his death, or if known to his then living spouse, or if none, to the duly appointed personal representative of his estate.

        If the Executive's employment with the Company shall terminate by reason of an Involuntary Termination, the Executive shall be entitled to payment (within 14 days of the Termination Date) of any portion of his fixed salary pursuant to subparagraph 2.1 which is earned but unpaid as of the Termination Date and to severance pay and benefits as follows:

        Severance Pay.The Company shall, not later than 14 days after the
        -------------
        Termination Date, pay to the Executive a lump sum amount equal to the Executive's Regular Monthly Compensation multiplied by 18.
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                                     - 3 -

        Medical and Dental Benefits. The Company must, at the election of the
        ---------------------------
        Executive made within ten days after the Termination Date, either:

               not later than 14 days after the Termination Date, pay to the Executive a lump sum amount equal to the aggregate cost to the Company (without discount or present valuation) of the Regular Employee Benefits for the Termination Period; or

               continue to make the contributions necessary to maintain the Executive's coverage pursuant to the Regular Employee Benefits until the earlier of (i) the end of the Termination Period, or
               (ii) the month after the Executive obtains comparable replacement benefits at any alternative employment.

        Incentive. The Company will pay to the Executive the Current Year's
        ---------
        Incentive Plan(s) Amount prorated in proportion to the number of months in the year before the Termination Date and on a percentage basis comparable to the average for executives paid in the preceding two years. If the Executive has been employed for less than two years, the Executive will receive his base percentage bonus.

        Outplacement Assistance. Professional executive outplacement services
        -----------------------
        will be provided to the Executive at the Company's expense. The cost of such services will not exceed 15% of the Executive's annual base salary.

        If, during the Executive's employment with the Company the Executive becomes Permanently Disabled, the Company shall have the right, on not less than 60 days' written notice to the Executive, to terminate the Executive's employment. In the event that the Executive's employment is terminated on account of Disability, the Executive shall continue to be eligible for long-term disability benefits in accordance with the provision of the long-term disability policy then in effect and the Retirement Plans benefits will be payable as described therein. Except for such long-term disability benefits and the Retirement Plans benefits, the Executive shall not be entitled to receive any further compensation or benefits pursuant to this Agreement other than those accrued to the date of the Executive's termination hereunder.

        Any unused and accrued vacation will be paid with the final check following any termination of employment with the Company.

        Restrictive Covenant
        --------------------

        During the Executive's employment with the Company and for a period of eighteen months following the termination of the Executive's employment with the Company for any reason, including termination occasioned by the expiration of this Agreement, the Executive shall not interfere with the relationship between the Company and any of its employees, agents or representatives.

        Non-disclosure of Confidential Information
        ------------------------------------------

        The Executive acknowledges that the Company may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Company. For purposes of this Agreement, "confidential information shall include, but not be limited to, any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, records notes memoranda, data, ideas, processes, methods, techniques, systems, patents, models, devices, programs, customer software, writings, research, or personnel or customer information.

        The foregoing paragraph shall not be applicable if and to the extent Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after Executive and his legal counsel urge that the aforementioned confidentiality be preserved.
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                                     - 4 -

        The Executive agrees promptly to reduce to writing to disclose and assign, and hereby does assign, to the Company, its parent, subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of the Company, which employee may make or conceive, either solely or jointly with others, during the period of his employment by the Company, its parent, subsidiaries or successors.

        The Executive agrees, without charge to the Company and at the Company's expense, to execute, acknowledge and deliver to the Company all such papers, including applications for patents, application soft copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist the Company, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in the Company, its parent, subsidiaries, successors, assigns or nominees.

        The Executive will promptly report to the Company all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by the Company, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to the Company's business shall be the sole and exclusive property of the Company.

        The covenants set forth in this paragraph which are made by the Executive are in consideration of the employment, or continuing employment of, and the compensation paid to, the Executive during his employment by the Company. The foregoing covenants will not prohibit Executive from disclosing confidential or other information to other employees of the company or third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

        The covenants set forth in paragraphs 8.1, 9.1, 9.2, 9.3 and 10 shall survive the expiration or termination of this Agreement and shall continue in full force and effect in accordance with the terms of such obligations.

        Additional Remedies
        -------------------

        The Executive recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach Executive of any of the provisions of Paragraphs 8 and 9 of this Agreement or either of them, and that the Executive's continued employment is predicated on the commitments undertaken by him pursuant to said paragraphs. In the event of any breach of any of the Executive's commitments pursuant to Paragraphs 8 and 9 or either of them, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

        Non-Assignment
        --------------

        This Agreement is personal to Executive and shall not be assigned by him. Executive shall not hypothecate, delegate, encumber, alienate, transfer or otherwise dispose of his rights and duties hereunder. The Company may assign this Agreement without Executive's consent to any other entity who, in connection with such assignment, acquires all or substantially all of the Company's assets or into or with which the Company is merged or consolidated.

        Waiver
        ------

        The waiver by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.
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                                     - 5 -

        Arbitration, Interpretation, etc.
        --------------------------------

        Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except a claimed violation of Sections 8 and 9, shall be settled by arbitration in accordance with Title 9 of the U.S. Code and the Employment Dispute Resolution Rules of the American Arbitration Association in Reno, Nevada, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding pursuant to this paragraph. All reasonable legal costs relating to the arbitration proceedings shall be paid by the Company.

        If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision were omitted.

        The division of this Agreement into Paragraphs, Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Paragraphs, Articles, Sections and clauses are to Paragraphs, Articles, Sections and clauses of this Agreement.

        In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

        The Company shall withhold from any amounts payable under this Agreement such taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

        In consideration of the payments provided for in subparagraph 7.2, the Executive agrees to execute before a witness and deliver to the Company a release in the form of the attached Schedule "A" and agrees to be bound by its terms.

        The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

        The Executive agrees that after any termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Company or any of its affiliated or associated companies.

        Benefit
        -------

        The provisions of this Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon the Company and Executive, its and his heirs, personal representatives and successors, including without limitation Executive's estate and the executors, administrators, or trustees of such estate.

        Relevant Law
        ------------

        This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

        Notices
        -------

        All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 72 hours after facsimile transmission and/or mailing at any general or branch United States or Canadian Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:
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                                     - 6 -

(a)     If to the Company:

        5011 Meadowood Way
        Reno, NV   89502
        Facsimile:  702-827-7133

(b)     If to the Executive:

        c/o Meridian Gold Company
        5011 Meadowood Way
        Reno, NV   89502
        Facsimile:  702-827-7133

        Entire Agreement
        ----------------

        The Parties hereto agree that this Agreement contains the whole agreement and understanding of the Parties and supersedes and replaces all oral or written contracts or representations, and that this Agreement cannot be amended, modified or supplemented in any respect except by subsequent written agreement signed by both Parties hereto.

        Further Assurances
        ------------------

        The Parties hereto shall do such things and sign such documents as may be necessary and desirable to give full effect and force to this Agreement.

        Definitions
        -----------

For the purposes of this Agreement,

        "Cause" shall be deemed to exist if, and only if:

        the Executive willfully refuses to perform services hereunder;

        the Executive materially breaches Paragraph 8 or Paragraph 9 of this Agreement;

        the Executive engages in acts of dishonesty or fraud in connection with his services hereunder; or

        the Executive engages in other serious misconduct of such a nature that the continued employment of the Executive may reasonably be expected to adversely affect the business or properties of the Company, provided that, if the Company determines that a reason constituting cause for termination under clauses (a), (b) or (d) has occurred, it shall give the Executive written notice thereof at least 14 days prior to the proposed date of termination of employment. If the Executive shall take the necessary steps to remedy the condition constituting Cause within 10 days after the receipt of such notice, then a reason for termination for Cause shall be deemed not to have occurred. If the Executive shall not remedy the condition constituting Cause within such time period to the reasonable satisfaction of the Company, then termination for Cause shall occur on the date set forth in the notice from the Company.

        "Change of Control" shall mean any of:

        a sale, transfer or other disposition of all or substantially all of the property or assets of the Company other than to an affiliate, within the meaning of Rule 405 of Regulation C adopted under the Securities Act of 1933.

        a merger or consolidation of the Company;

        any change in the holding, direct or indirect of shares in the capital of the Company as a result of which a person, or a group of persons or persons acting jointly or in concert, or persons associated or affiliated with any such person or group within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934 are in a position to exercise effective control of the Company, provided that for the purposes of this Agreement a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company shall be deemed to be in a position to exercise effective control of the Company, and further provided that at the time of such acquisition, no other person or group of persons shall hold securities entitled to more than 30% of such votes;

        Incumbent Directors no longer constituting at least a majority of the Board at or prior to the conclusion of the first twelve (12) months from the Effective Date.

        "Effective Date" means the date upon which this Agreement takes effect;

        "Good Reason" means:

        a reduction by the Company to the Executive's base salary;

        the failure by the Company to continue in effect any Plan in which the Employee participates, unless such Plan (a) is replaced by a successor Plan providing to Executive substantially similar compensation and benefits (which replacement Plan shall continue to be subject to this provision) or (b) terminates as a result of the normal expiration of such Plan in accordance with its terms; or the taking of any other action, or the failure to act, by the Company which would materially adversely affect the Executive's continued participation in any of such Plans without the consent of the Executive, including by materially reducing the Executive's benefits in the future under any of such plans;

        effecting a diminution in the position or duties and responsibilities of the Executive; or

        Company requiring the Executive to be based anywhere more than 45 miles from the location of the Executive's office immediately prior to the date hereof;

provided, however, that the events set out above in this subparagraph 19.2 shall be considered to be Good Reason only if the Executive either before or within 30 days following notification from the Company of the occurrence of any such event, notifies the Company that the event is not acceptable to the Executive and the Company does not, within 14 days after such notice, rescind or rectify to the reasonable satisfaction of the Executive the event that was not acceptable to the Executive. Failure to object to an event set out above shall not, however, preclude the Executive from reliance on such event if the Executive objects to a subsequent event or events in accordance with this subparagraph 19.2.

        "Permanently Disabled" means that the Executive, by reason of illness, disease, mental or physical disability or similar cause as determined by a qualified medical practitioner mutually agreed to by the Executive and the Company ("Disability"), is permanently disabled so as to be unable to fulfil the Executive's duties, responsibilities and obligations hereunder and such Disability shall continue for any consecutive 365-day period or for any period of 365 days (whether or not consecutive) in any consecutive 24-month period.

        "Incumbent Directors" shall mean those persons who are directors of the Company on the Effective Date and shall include any person who becomes a director of the Company thereafter and whose election, or nomination for election, by the Company's shareholders was approved by a majority of the Incumbent Directors then on the Board of Directors.
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                                     - 8 -

        "Involuntary Termination" means:

        the termination of the Executive's employment by the Company, except for Cause or pursuant to subparagraph 7.3;

        the termination of the Executive's employment by the Executive for Good Reason; or

        termination of the Executive's employment on September 1, 2001 pursuant to the notice given by the Company under subparagraph 1.3(a),

        resignation from employment by the Executive following a Change of Control, provided that both the resignation and Change of Control occur within twelve (12) months from the Effective Date;

provided, however, a reassignment of the Executive to a position reasonably comparable in responsibilities and duties to the position created under this Agreement with a subsidiary, affiliate or related entity to the Company (the "successor employer") will not constitute an Involuntary Termination under (a),
(b) and (c) above if the successor employer agrees to enter into an agreement with the Executive that is substantially similar to this Agreement.

        "Regular Monthly Compensation" shall mean one-twelfth (1/12) of the sum of:

        annual salary as at Termination Date, plus

        either (i) the average of the awards of cash compensation (or if such awards were not made in cash, the cash equivalent thereof) paid or payable to the executive under any Incentive Plan(s) in respect of the three calendar years completed immediately prior to his termination from employment, or (ii) if the Executive has not been employed for at least three calendar years before the Termination Date, the Current Year's Incentive Plan(s) Amount.

        "Incentive Plan(s)" shall mean executive compensation or bonus or incentive plans established by the Company, and shall include any bonus or other plans established both prior and subsequent to the date of this Agreement.

        "Termination Period" shall mean the shorter of (i) the period starting with the month in which the Executive's termination occurs and ending on the last day of the 18th month thereafter, or (ii) the period starting with the month in which the Executive's termination occurs and ending on his normal retirement date (as defined in the Pension Plan).

        "Voluntary Termination" means the resignation from employment by the Executive except for "Good Reason".

        "Termination Date" shall mean:

        in the case of an Involuntary Termination as defined in subparagraph 19.7(a), the effective date of termination of the Executive's employment;

        in the case of an Involuntary Termination as defined in subparagraph 19.7(b), the date notice is given by the Executive to the Company of the termination of the Executive's employment by the Executive for Good Reason; and

(c) in the case of an Involuntary Termination as defined in subparagraph 19.7(d), the date notice of resignation is given by the Executive to the Company.

        "Current Year's Incentive Plan(s) Amount" means the amount that would otherwise be payable to the Executive under the Incentive Plan(s) in the year in which the Termination Date occurs had the Executive remained
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                                     - 9 -

employed to the end of the Termination Period calculated on the basis that all targets and the performance objectives under the Incentive Plan(s) were achieved.

        "Regular Employee Benefits" means those medical or insurance benefits which the Company provides to the Executive.

        IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED     )
  In the presence of:                  )
                                       )                                   l/s
                                         --------------------------------
                                       )   EDWARD H. COLT

--------------------------------
Witness                          )

                                              MERIDIAN GOLD COMPANY

                                              By:                          c/s
                                                  ------------------------